Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek Executive Vice President & CFO sjanusek@reddyice.com 800-683-4423

REDDY ICE ACHIEVES COMPLIANCE

WITH NYSE LISTING STANDARDS

MAY 18, 2010 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that on May 14, 2010, Reddy Ice received notification from the New York Stock Exchange (“NYSE”) that the Company is now considered a “company back in compliance” under the NYSE’s continued listing standards.  Further, the NYSE has removed Reddy Ice from its “Watch List.”  Reddy Ice’s reinstatement to listing compliance is due to the Company’s consistent and positive performance measured against a business plan submitted to the NYSE, as well as its compliance with the Exchange’s minimum market capitalization standard.  The Company will be subject to a 12-month follow-up period to ensure that it remains in compliance with the NYSE’s continued listing standards, as well as being subject to its normal monitoring procedures.

About Reddy Ice

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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